UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported):	June 30, 2015

IDI, Inc.
__________________________________________
(Exact name of registrant as specified in its charter)

Delaware	333-158336	77-0688094
_____________________ (State or other jurisdiction	_____________ (Commission	______________ (I.R.S. Employer
of incorporation)	File Number)	Identification No.)

2650 North Military Trail, Suite 300, Boca Raton, Florida		33431
_________________________________ (Address of principal executive offices)		___________ (Zip Code)

Registrant’s telephone number, including area code:	561-757-4000

Not Applicable
______________________________________________
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

[  ]  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
[  ]  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
[  ]  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
[  ]  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

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Item 2.05 Costs Associated with Exit or Disposal Activities.

On June 30, 2015, in connection with the continuing shift in IDI, Inc.’s (the "Company") focus towards the data fusion industry, the Company’s Board of Directors approved a plan under which the Company will discontinue the operations of its Chinese and BVI-based subsidiaries (collectively, the "China Operations"). The purpose of the plan is to simplify the Company’s business structure and focus the Company’s resources in the data fusion area, where the Company believes the opportunities for future growth are substantially greater. Additionally, due to the continuing negative cash flow from operations of the China Operations, the Company elected not to invest further in this business.

The Company has been engaged primarily in the data fusion industry and the provision of advertising services in the out-of-home advertising industry in China. Under the plan, as currently contemplated, the Company expects to sell, transfer and/or otherwise dispose of substantially all the assets of Tiger Media Subsidiaries, and the China Operations will cease operations during the 2015 third quarter.
For financial reporting purposes, beginning with the Form 10-Q for the six months ended June 30,2015, the Company intends to classify the assets and liabilities of the China Operations as assets and liabilities held for sale and classify the related operating activities of the China Operations as discontinued operations. The results of the operations of the China Operations, as well as exit costs and other expenses, net of proceeds, related to the termination of the business, will be reflected as loss from discontinued operations.

In connection with the plan, the Company expects to incur a charge of approximately $42 million in the second quarter of 2015 as a loss from discontinued operations. Approximately $41 million of this charge is expected to be non-cash related. The final loss from discontinued operations may differ from this estimate depending on the actual or expected proceeds received from the sale of the assets of the China Operations and the actual disposition costs incurred. The Company anticipates incurring minimal charges for employee termination costs in connection with the plan, which charges are part of the above estimate. The Company expects the discontinuation of the operations of the China business to result in net annual cash savings of approximately $1.0 million per year, with initial savings beginning during the third quarter of 2015.

Cautions About Forward-Looking Statements
This report contains forward-looking statements of IDI, Inc., including statements about the expected timing and effects of the proposed discontinuation of the operations of the China Operations and the expected sale or disposition of its assets. Such forward-looking statements are subject to a number of risks and uncertainties that could cause actual results to differ materially from those anticipated, including uncertainties regarding the completion of and proceeds from sale of assets of the China Operations, uncertainties relating to the Company’s future costs, and other risks and uncertainties detailed in the Company’s filings with the Securities and Exchange Commission, including its 10-K for the year ended December 31, 2014 filed on April 15, 2015, and its 10-Q for the three months ended March 31, 2015, as amended, filed on May 27, 2015.

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

In connection with the Company’s focus on its U.S. operations, on June 30, 2015, the Company’s Board of Directors appointed Aaron Solomon as Interim Chief Financial Officer of US Data Fusion Operations and Jacky Wang, the Company’s former Chief Financial Officer, was appointed as Chief Accounting Officer.

Aaron Solomon, age 33, has served as the Company’s VP of Finance and Administration since June 16, 2015 and served as VP of Finance and Administration of the Company’s subsidiary, IDI Holdings, LLC since February 2015. From September 2012 until February 2015, Mr. Solomon served as Vice President and Controller of Fleet Advantage, a leading leasing and technology company specializing in truck fleet business analytics, equipment financing, and life cycle management. From September 2008 until September 2012, Mr. Solomon served as Vice President and Control of Athenian Venture Partners, a venture capital fund investing in the Information Technology and Healthcare industries. Mr. Solomon began his career at Grant Thornton, LLP. Mr. Solomon is an active CPA.

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SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IDI, Inc.

July 2, 2015	By:	Derek Dubner

Name: Derek Dubner
Title: Co-Chief Executive Officer